PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	October 30,	October 31,
	2011	2010
Cash flows from operating activities:
Net income	$20,208	$25,082
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	93,460	90,300
Debt extinguishment loss	27,399	-
Consolidation, restructuring, and related credits	-	(5,059)
Changes in assets and liabilities and other	(4,514)	(14,404)

Net cash provided by operating activities	136,553	95,919

Cash flows from investing activities:
Purchases of property, plant and equipment	(82,121)	(71,381)
Investments in joint venture	(18,271)	-
Proceeds from sale of facility	-	12,880
Other	(345)	289

Net cash used in investing activities	(100,737)	(58,212)

Cash flows from financing activities:
Proceeds from issuance of convertible debt	115,000	-
Proceeds from long-term borrowings	17,000	41,680
Repayments of long-term borrowings	(64,107)	(72,932)
Payments of deferred financing fees	(4,318)	(1,285)
Repurchase of common stock of subsidiary	(9,878)	-
Proceeds from exercise of share-based arrangements	828	81

Net cash provided by (used in) financing activities	54,525	(32,456)

Effect of exchange rate changes on cash	642	5,155

Net increase in cash and cash equivalents	90,983	10,406
Cash and cash equivalents, beginning of year	98,945	88,539

Cash and cash equivalents, end of year	$189,928	$98,945

Supplemental disclosure of cash flow information:
Capital lease obligation for purchase of equipment	$21,248	$-
Common stock issued to extinguish debt	$20,234	$-
Changes in accrual for purchases of property, plant and equipment	$(20,836)	$28,717